OFFER TO EXCHANGE

Shares of Common Stock plus cash for
any and all shares of
7.25% Convertible Perpetual Preferred Stock
(CUSIP No. 29274U200)

of

Energy XXI (Bermuda) Limited

To Our Clients:

Enclosed for your consideration is an offer to exchange, dated October 21, 2010 (as it may be supplemented and amended from time to time, the “Offer to Exchange”), and the related Letter of Transmittal (as it may be supplemented and amended from time to time, the “Letter of Transmittal”), relating to the offer of Energy XXI (Bermuda) Limited (the “Company”) to exchange (the “Exchange Offer”) any and all shares of the Company’s outstanding 7.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”) for newly issued shares of the Company’s common stock and a cash payment.

In exchange for each share of Preferred Stock properly tendered (and not validly withdrawn) and accepted by the Company: (i) by 5:00 p.m., New York City time, on November 4, 2010 (such date and time, as the same may be extended, the “Early Tender Date”), participating holders of Preferred Stock will receive the following consideration per share of Preferred Stock: (a) 8.77192 shares of the Company’s common stock and (b) a cash payment of $19.00; and (ii) after the Early Tender Date but prior to Midnight, New York City time, on November 18, 2010 (such time and date, as the same may be extended, the “Expiration Date”), participating holders of Preferred Stock will receive the following consideration per share of Preferred Stock: (a) 8.77192 shares of the Company’s common stock and (b) a cash payment of $18.50.  In addition, holders will receive in respect of their shares of Preferred Stock that are accepted for exchange, accrued and unpaid dividends on such Preferred Stock up to, but not including, the settlement date of the Exchange Offer.

This material is being forwarded to you as the beneficial owner of the Preferred Stock held by us for your account but not registered in your name. A tender of such Preferred Stock may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Preferred Stock held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offer to Exchange and the Letter of Transmittal.

Your instructions should be promptly forwarded to us in order to permit us to tender the Preferred Stock on your behalf in accordance with the terms and conditions of the Exchange Offer. The Exchange Offer will expire at Midnight, New York City time, on the Expiration Date. Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to Midnight, New York City time, on the Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Exchange Offer if the Company has not accepted the tendered Preferred Stock for exchange by that date.

Your attention is directed to the following:

•	The Exchange Offer is for any and all shares of Preferred Stock.

•	The Exchange Offer is subject to certain conditions set forth in the Offer to Exchange in the section entitled “The Exchange Offer—Conditions to the Exchange Offer.”

•	The Company will pay all transfer taxes, if any, applicable to the exchange of Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

•	The Exchange Offer will expire at Midnight, New York City time, on November 18, 2010, unless extended or earlier terminated by the Company.

IF YOU WISH TO HAVE US TENDER YOUR PREFERRED STOCK, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE BACK OF THIS LETTER IN THE ENCLOSED ENVELOPE WITHIN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE APPLICABLE EXPIRATION DATE.

PLEASE DO NOT COMPLETE THE LETTER OF TRANSMITTAL. IT IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER PREFERRED STOCK.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Energy XXI (Bermuda) Limited with respect to its Preferred Stock.

This will instruct you to tender the Preferred Stock indicated below (or, if no number is indicated below, all Preferred Stock) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

Please tender the Preferred Stock held by you for my account as indicated below:

Preferred Stock (CUSIP No. 29274U200)

☐ Please tender ____________ shares of Preferred Stock

☐ Please do not tender any Preferred Stock held by you for any account

Dated: ___________, 2010

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Tax Identification or Social Security Number(s)):

NONE OF THE PREFERRED STOCK HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. AFTER RECEIPT OF INSTRUCTIONS TO TENDER, UNLESS OTHERWISE INDICATED WE WILL TENDER ALL THE PREFERRED STOCK HELD BY US FOR YOUR ACCOUNT.